UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event
reported): October 1, 2014

GRAPHIC PACKAGING HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	001-33988	26-0405422
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Riveredge Parkway, Suite 100
Atlanta, Georgia 30328
(Address of principal executive offices)

(770) 240-7200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 1, 2014, Mr. Daniel J. Blount announced that he will retire from Graphic Packaging Holding Company (the “Company”) effective March 1, 2015. Effective January 1, 2015, Mr. Blount will serve as a Special Advisor to the Company until he retires. In connection with Mr. Blount’s announcement, on October 1, 2014, he, the Company and Graphic Packaging International, Inc. entered into an amendment to Mr. Blount’s Amended and Restated Employment Agreement dated November 5, 2009 (the “Amendment”). The purpose of the Amendment is to enhance the strength of the retention component of Mr. Blount’s employment agreement. Pursuant to the Amendment, if Mr. Blount remains employed by the Company through March 1, 2015, he would be entitled to (i) the same severance payments and benefits as if his employment had been terminated by the Company without cause and (ii) a retention bonus of $1 million.

The foregoing description of the Amendment with Mr. Blount does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Also effective October 1, 2014, the Company appointed Mr. Stephen R. Scherger, currently the Senior Vice President, Consumer Packaging Division, to the position of Senior Vice President-Finance. The Board of Directors also approved Mr. Scherger’ s promotion to the position of Chief Financial Officer and Senior Vice President-Finance, effective January 1, 2015.

Item 8.01. Other Events.

A copy of the press release issued by the Company announcing Mr. Blount’s retirement and Mr. Scherger’s appointment to the position of Senior Vice President – Finance is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.    Description

10.1
Amendment to the Amended and Restated Employment Agreement among Daniel J. Blount, Graphic Packaging International, Inc. and Graphic Packaging Holding Company dated November 5, 2009 effective October 1, 2014.

99.1	Press release dated October 1, 2014 announcing Mr. Daniel J. Blount’s retirement and Mr. Scherger’s appointment to the position of Senior Vice President – Finance.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By: /s/ Lauren S. Tashma
Lauren S. Tashma
Date: October 2, 2014        Senior Vice President, General Counsel and             Secretary